Exhibit No. 99

UNITED RETAIL GROUP ANNOUNCES FIRST QUARTER EARNINGS

Rochelle Park, New Jersey, May 24, 2005 – United Retail Group, Inc. (NASDAQ-NMS: “URGI”) today announced earnings for the first quarter, ended April 30, 2005.

Net sales increased 9% to $106.5 million from $97.5 million in the prior year period.

Comparable store sales increased 11%.

Transactions per average store increased 23% versus the first quarter last year.

Net income for the first quarter was $1.0 million, or $0.08 per diluted share, versus a net loss of $3.4 million, or $0.26 per share, in the comparable quarter last year.

Net income for the first quarter included expenses incurred in connection with the preparation for the Stockholder’s Annual Meeting in June 2005. Specifically, there was a $0.9 million increase in expenses in the quarter due to legal and consulting fees in connection with a potential proxy contest.

George R. Remeta, the Company’s Vice Chairman and Chief Administrative Officer, stated, “As we previously reported, a stockholder served notice on the Company to reserve the right to nominate four candidates for election to the Company’s Board of Directors at the Annual Meeting of Stockholders next month. The nominations were withdrawn following discussions.”

Raphael Benaroya, the Company’s Chairman, President and Chief Executive Officer, commented, “I am pleased with the profitable first quarter, especially because the results reflect strong customer acceptance across a broad range of products. Also, the positive momentum in transactions per average store has continued. Specifically, transactions per average store increased 23% in the first quarter this year, building on an 18% increase in the Fall season last year. The transaction growth in the first quarter was highest in the Company’s two southernmost fashion regions; the regions that were least affected by unseasonably cool weather.”

He added: “Our Internet site, www.avenue.com, has been profitable and continued its fast growth in the first quarter. Internet sales in the first quarter this year increased 90% over the first quarter in the previous year. The infrastructure is in place for further growth in Internet sales and we are committed to the opportunity that the Internet offers.”

Mr.     Benaroya concluded: “The Company’s strategic repositioning is working. We will concentrate on detailed execution of the plan that is in place; execution is the key to sustaining the positive momentum.”

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United Retail Group, Inc. invites investors to listen to a broadcast of the Company’s conference call to discuss first quarter results as well as ongoing corporate developments. The call will be broadcast live over the Internet today at 11:30 a.m. (Eastern Daylight Time) and can be accessed by logging on to http://www.vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.vcall.com until June 7, 2005. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, http://www.unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 512 AVENUE® stores with 2,239,000 square feet of selling space, as well as the AVENUE.COM website at http://www.avenue.com.

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The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; variations in weather patterns; fluctuations in consumer acceptance of the Company’s products; changes in the ability to develop new merchandise; store lease expirations; risks associated with the financial performance of the World Financial Network National Bank private label credit card program; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production; and increases in fuel costs.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta Vice Chairman and Chief Administrative Officer United Retail Group, Inc. (201) 909-2110	Investor Relations/Press: Cara O'Brien/Lila Sharifian/Melissa Merrill Financial Dynamics (212) 850-5600

UNITED RETAIL GROUP, INC. 1ST QTR 2005 Consolidated Statements of Operations (000's)
	(Unaudited) 13 weeks ended April 30, 2005	(Unaudited) 13 weeks ended May 1, 2004	Percent + or -

Net sales	$106,531	$97,519	9.2%
Cost of goods sold, including buying and occupancy costs	80,840	76,727	5.4%
Gross profit	25,691	20,792	23.6%
General, administrative and store operating expenses	24,827	23,890	3.9%
Operating income (loss)	864	(3,098)	-
Interest income	55	14	-
Interest expense	(219)	(230)	-
Income (loss) before income taxes	700	(3,314)	-
(Benefit from) provision for income taxes(1)	(304)	49	-
Net income (loss)	$1,004	($3,363)	-

Weighted average shares outstanding:
Basic	12,662	12,937
Diluted	12,870	12,937

Net income (loss) per common share:
Basic	$0.08	($0.26)
Diluted	$0.08	($0.26)

(1)     Includes a valuation allowance for fiscal 2005 and fiscal 2004 of $0.5 million and $1.3 million, respectively, related to deferred tax assets, net operating loss carryforwards and other tax attributes.

Consolidated Condensed Balance Sheets (000's)
	(Unaudited) April 30, 2005	(Unaudited) May 1, 2004
Assets
Cash and cash equivalents	$18,591	$14,344
Inventory	52,952	60,787
Other	8,538	8,155
Total current assets	$80,081	$83,286

Property and equipment, net	75,749	88,048
Deferred compensation plan	3,304	5,114
Other assets	1,876	1,844

Total assets	$161,010	$178,292

Liabilities and Stockholders' Equity
Current liabilities	$60,353	$63,159

Long-term distribution center financing	2,450	3,158
Long-term capital leases	1,273	3,148
Deferred lease incentives	12,262	14,331
Deferred compensation plan	4,787	5,114
Other non-current liabilities	8,820	12,725
Stockholders' equity	71,065	76,657

Total liabilities and stockholders' equity	$161,010	$178,292

At April 30, 2005, the borrowing capacity of the Company under the Financing Agreement with The CIT Group/Busines Credit, Inc. (“CIT”) was $17.6 million, trade letters of credit for the account of the Company were outstanding in the amount of $20.8 million, standby letters of credit were outstanding in the amount of $6.1 million and no loan from CIT was outstanding. The Company’s cash on hand was unrestricted.

Statistics
	(Unaudited) 13 weeks ended April 30, 2005	(Unaudited) 13 weeks ended May 1, 2004
Store Count
Beginning of period	514	535
New	0	0
Closed	(2)	(2)
End of period	512	533

Selling Square Footage (000's)
Beginning of period	2,249	2,327
New/Expansion	0	0
Closed	(10)	(9)
End of period	2,239	2,318

Average	2,242	2,320